Exhibit 10.31

SECOND AMENDED AND RESTATED SERVICES AGREEMENT

THIS SECOND AMENDED AND RESTATED SERVICES AGREEMENT (the “Amendment”) is made and entered into as of the later of April 1, 2008, or the execution of the Agreement by both parties (the “Effective Date”) between, Tenet Healthsystem Norris, Inc., a California corporation, doing business as USC/Kenneth Norris Jr. Cancer Hospital (“Hospital”) and HemaCare Corporation, a California corporation (“HemaCare”).

RECITALS

A. Hospital and HemaCare are parties to that certain Services Agreement effective January 30, 2003, and its subsequent l Amendment To Services Agreement effective April 1, 2006 (the “Prior Agreement”) for the provision of Therapeutic Hemapheresis (TA) and Stem.Cell services (the “Services”); and

B. Hospital and HemaCare desire to mutually extend the term of the Prior Agreement and otherwise to amend and restate the Prior Agreement as set forth herein in such capacity.

Now, THEREFORE, in consideration of the foregoing premises and for valuable consideration the receipt of which is acknowledged by the parties, Hospital and HemaCare agree to amend the Agreement as follows:

1. Section I is deleted, restated and incorporated herein and made a part of the Prior Agreement as follows:

“I. HEMACARE'S RESPONSIBILITY: HemaCare shall be responsible for providing the following:

A. At all times, use best efforts to provide autologous stem cell collection services seven days a week, 24 hours a day. “Regularly” scheduled cases require 24 hours prior notice from Hospital. All cases with less notice shall be deemed to be emergency services, and HemaCare shall use best efforts to provide those services. Hospital agrees that HemaCare shall not be liable for any damages, claims or losses that may result if HemaCare is unable to provide the services within the time periods specified in this section.

B. Supply the collection instrument, disposable kits, and anticoagulants in advance of the scheduled procedure and comply with Hospital's policies and procedures for the disposal of such supplies and waste products. HemaCare's responsibility around supplies and reagents include:

1. Equipment maintenance, monitoring, and corrective actions in the event of failure.

2. Visually examine each supply and reagent used to collect cellular therapy products for evidence of contamination or outdated expirations prior to use.

3. Assign and deliver with procedure supplies a set of unique, numeric or alphanumeric uniform set of numbers and bar codes unless otherwise supplied by the facility.

C. Maintain Standard Operating Procedures governing autologous stem cell collection services in compliance with the appropriate state and federal regulatory agencies, including but not limited to Foundation for the Accreditation of Cellular Therapy, the Joint Commission, and Hospital's Policies and Procedures.

D. Provide a detailed standard operating procedure (the “SOP”) manual relating to the collection process that is readily available to Hospital and Hospital staff upon request that includes:

1. Procedures for preparation, approval, implementation, review, and revision of all procedures.

2. Standardized formats and a system for identifying and naming procedures, worksheets, reports, and forms.

3. Description of equipment and supplies used, a stepwise description of the procedure and/or reference to other SOP's required to perform procedure.

4. Reference section listing appropriate literature.

5. Copies of current versions of orders, worksheets, reports, labels, and forms where applicable.

6. Archived policies and procedures, the inclusive dates of use, and their historical sequence, are maintained for a minimum of ten years from archival or according to governmental or institutional policy, whichever is longer.

E. Ensure that all personnel providing autologous stem cell collection services for HemaCare, pursuant to this Agreement, have appropriate and current state licenses, current CPR certification, and such annual health clearances as may be required by appropriate state and federal regulatory agencies, including but not limited to Hospital's Policies and Procedures.

F. Ensure that all HemaCare personnel providing autologous stem cell collection services pursuant to this Agreement shall have undergone appropriate training, and shall provide services in accordance with HemaCare's Standard Operating Procedures, as may be amended by HemaCare from time to time, will complete the apheresis records and supply the originals as part of the hospital record while keeping a copy for the HemaCare chart, and shall be knowledgeable of and shall comply with such patients' rights as defined by the Hospital and the appropriate state and federal regulatory agencies.

G. The HemaCare's hemapheresis nurse specialist will be responsible for:

1. Obtaining vital signs.

2. Drawing samples for lab tests for CBC, and Chemistries.

3. If available, reviewing results of infectious disease testing done within the prior 30 days to ensure proper labeling of product at the time of collection.

4. Obtaining consent from the patient for the apheresis collection procedure.

Notwithstanding, planned donations will be pre-approved by Hospital's Medical Director overseeing collections and donations.

H. Develop, construct, and maintain a written Quality Management Plan which supports the Hospital's performance improvement, quality control, and any/all other related policies, procedures and initiatives. Quality Management Plan shall comply with FDA, AABB, and FACT-JACIE.

I. Attend Quarterly BMT Committee Meeting and present stem cell collection data and other quality indicators in accordance with Quality Assurance Plan to ensure preparedness for any state, federal regulatory or accrediting body audit/survey.

J. Prepare an annual summary, inclusive of collection procedures, for the Hospital's Governing Board and other relevant Hospital committees.

K. COMPLIANCE OBLIGATIONS. HemaCare and HemaCare staff has received, read, understood, and shall abide by Tenet's Standards of Conduct. The parties to this Agreement shall comply with Tenet's Compliance Program and Tenet's policies and procedures related to the Anti-Kickback Statute and the Stark Law. Tenet's Standards of Conduct, summary of Compliance Program, and policies and procedures are available at:

http://www.tenethealth.com/TenetHealth/OurCompany/EthicsBusinessConduct

Further, the parties to this Agreement certify that they shall not violate the Anti-Kickback Statute and/or the Stark Law.

L. EXCLUSION LISTS SCREENING. HemaCare shall screen all of its current and prospective legal entities, officers, directors, and employees directly assigned to work for Tenet (“Screened Persons”) against (a) the United States Department of Health and Human Services/Office of Inspector General List of Excluded Individuals/Entities (available through the Internet at http://www.oig.hhs.gov), and (b) the General Services Administration's List of Parties Excluded from Federal Programs (available through the Internet at http://www.epls.gov) (collectively, the 'Exclusion Lists”) to ensure that none of the Screened Persons (y) are currently excluded, debarred, suspended, or otherwise ineligible to participate in Federal healthcare programs or in Federal procurement or nonprocurement programs, or (z) have been convicted of a criminal offense that falls within the ambit of 42 U,S.C. § 1320a-7(a), but have not yet been excluded, debarred, suspended, or otherwise declared ineligible (each, an “Ineligible Person”). If, at any time during the term of this Agreement any Screened Person becomes an Ineligible Person or proposed to be an Ineligible Person, HemaCare shall immediately notify Hospital of the same. Screened Persons shall not include any employee, contractor or agent who is not providing services under this Agreement.

M. HemaCare shall secure and maintain at all times during the Term, at HemaCare's sole expense, professional liability insurance covering HemaCare, with a carrier licensed to do business in the State of California and having at least an “A” BEST rating, at the following limits:

$1,000,000 per claim/occurrence and $3,000,000 aggregate

Such insurance shall not be cancelable except upon 30 days' prior written notice to Hospital. Such coverage shall be primary and non-contributory, HemaCare shall annually provide Hospital a certificate of insurance evidencing such coverage and coverage extensions. This coverage shall be either (1) on an occurrence basis or (2) on a claims-made basis. If the coverage is on a claims-made basis, HemaCare hereby agrees that prior to the effective date of termination of HemaCare's current insurance coverage, HemaCare shall purchase, at HemaCare's sole expense, either a replacement policy annually thereafter having a retroactive date no later than the Effective Date or unlimited tail coverage in the above stated amounts for all claims arising out of incidents occurring prior to termination of HemaCare's current coverage or prior to termination of this Agreement, and HemaCare shall provide Hospital a certificate of insurance evidencing such coverage.

2. Section II is deleted, restated and incorporated herein and made a part of the Prior Agreement as follows:

“II. HOSPITAL'S RESPONSIBILITY: Hospital shall be responsible for providing the following:

A. Documented policies and procedures addressing all appropriate clinical aspects of operations and management:

1. Written criteria for donor selection, evaluation, and management by trained medical personnel.

2. Donor evaluation procedures to protect the safety of the cellular product donor.

3. Donor assessment and evaluation for acceptance of patient into their Hematopoietic Progenitor Cell transplant program including a transmission of donor eligibility criteria including hemoglobinopathy assessment in the donor patient profile to HemaCare prior to collection.

4. Central line placement for apheresis access, with its related responsibilities outside of apheresis collection procedures.

5. Use and administration of cytokines, growth factors with all its related responsibilities.

6. Donor and recipient confidentiality.

7. Donor treatment.

8. Screening.

9. Product storage, ownership and disposition.

10. Expiration dates.

11. Release and exceptional release.

12. Biological product deviations.

13. Product tracking and current log which would cross reference the HemaCare collection number and USC/Kenneth Norris Jr. Cancer Hospital's processing number on the product label whenever there are more than one unique identification numbers on the product.

14. Transportation of the product.

15. Outcome data and information on clinical results of cellular product reinfusion including time to engraftment and overall clinical outcome to be used as part of outcome analysis. Information will be presented at the Quarterly BMT Committee meetings. If it is urgent, hospital will immediately contact HemaCare by phone call, email, or fax.

16. Information regarding adverse events associated with reinfusion of cellular products. If it is urgent, hospital will immediately contact HemaCare by phone call, email, or fax.

B. Processes for assessing quality of cellular therapy products to ensure their safety, viability, and integrity and to document the products meet predetermined release specifications. Results of all such assessments shall become part of the permanent record of the product processed.

C. Required communicable disease testing using FDA approved testing materials and shall be responsible for proper notification of reactive results of infectious disease tests to the patient's physician and local and state authorities.

D. The management of cellular therapy products with positive microbial culture results. A positive bacterial culture must be addressed by phone call and email immediately as soon as Hospital determines it is from the collection process and not a contaminant from their lab manipulation.

E. A mechanism to ensure continuous operations in the event that the electronic record system ceases to function, including a plan for data backup, and a mechanism to ensure compliance with applicable laws.

F. Policies and procedures for the development and implementation of written agreements with third parties whose services impact the cellular therapy product.

G. Reviewing records applying to the non-collection aspects of cellular therapy products, including investigation of reported adverse reaction. This will be done in accordance with the Blood Bank's Standard Operating Procedures for blood and/or cellular products.

H. Will obtain the necessary laboratory results prior to collection as required by AABB standards.

I. Provide applicable physician training and continuing education (CME) in the area of donor/patient related issues, as the facility medical director deems necessary.

J. The physician directing the stem cell collection procedure is the hospital attending physician who is writing orders and supervising the collection of the Hematopoietic Progenitor Cells. The Bone Marrow Medical Transplant Director of the clinical transplant services or his/her designate may serve as the physician supervising the collection.

K. Provide a qualified, licensed physician who is experienced in the use of pharmacologic and biologic agents and management of complications, as well as a physician at the procurement site who can:

1. Confirm that the donor's medical status permits procurement and document that the donor's health status is acceptable.

2. Oversee placement and maintenance of central venous catheter devices.

3. Oversee administration of growth factor/pharmacologic agents.

4. Provide patient/donor education, a general explanation of the indications for and results of cellular therapy, potential risks, complications, as well as risks and side effects of growth factors, where applicable, risks of anesthesia when required, and discuss alternative methods of stem cell procurement and alternative treatment approaches.

5. Write and sign physician orders for collection of Hematopoietic Progenitor Cell products.

6. Provide acceptable end points and the range of expected results, where applicable.

L. Supply all medications and fluids that are required for the stem cell collection, and provide the qualified hospital staff to administer any medications that are peripheral to the actual apheresis/collection procedure, except for materials described in Section I.B. herein,

M. There shall be documentation of facility cleaning and sanitation, environmental conditions, and inspection of environmental control systems to ensure adequate conditions for proper operations. Records of all cleaning and sanitation activities performed to prevent product contamination shall be maintained ten (10) years after their creation.

N. A reasonable process for product tracking that allows tracking from the donor to the recipient or final distribution and from the recipient, or final disposition, to the donor.

3. Section III. E. Term is deleted, restated and incorporated herein and made a part of the Prior Agreement as follows:

“III. E. Term.

The term of this Agreement (“Term”) shall be two (2) year(s) commencing on the Effective Date. If the parties continue to abide by the terms and conditions of this Agreement without having executed a renewal or extension of this Agreement or advised the other party of such party's intent not to renew or extend this Agreement, then this Agreement shall automatically be extended on a month-to-month basis for up to six (6) months. During the term of the Agreement or any extension of this Agreement, HemaCare may change the payment rates with at least 30 day written notice of the proposed changes.”

4. Section III. G. ARBITRATION is added and incorporated herein and made a part of the Prior Agreement as follows:

“III. G. ARBITRATION.

Any dispute or controversy arising under, out of or in connection with, or in relation to this Agreement, or any amendment hereof, or the breath hereof shall be determined and settled by final and binding arbitration in the county in which the Hospital is located in accordance with the Commercial Rules of Arbitration (“Rules”) of the Judicial Arbitration and Mediation Services (“JAMS”) before one arbitrator applying the laws of the State. The parties shall attempt to mutually select the arbitrator. In the event they are unable to mutually agree, the arbitrator shall be selected by the procedures prescribed by the JAMS Rules. Any award rendered by the arbitrator shall be final and binding upon each of the parties, and judgment thereof may be entered in any court having jurisdiction thereof. The costs shall be borne equally by both parties.”

5. Section IV. Is added and incorporated herein and made a part of the Prior Agreement as follows:

“IV. HEMACARE AND HOSPITAL RESPONSIBILITIES: HemaCare and Hospital shall both be responsible for providing:

A. Consents: HemaCare R.N. will supply and obtain the consent for autologous stem cell collections, which will be included in the patient's hospital chart as well as in the HemaCare chart, which is the property of HemaCare. Hospital will supply and obtain written consents for all other related medical procedures that are required by Hospital policy and Hospital will store and maintain said written consents in the applicable records and files.

B. The Quality Management Plan shall comply with the standards required in AABB or FACT-JACIE current editions.

C. Personnel training and competency assessment relating to their fields of expertise.

D. Deviations, adverse events, and complaints as applicable to the appropriate facility from which they arise, with resulting corrective action.

E. A process for documentation and review of outcome analysis and product.

F. The storage of supplies and reagents at the appropriate temperature in a secure, sanitary, and orderly location and manner.

G. All supplies and reagents coming into contact with autologous stem cell products during collection, processing, storage, or transportation shall be sterile and shall be of appropriate grade for the intended use. Cleaning and sanitation of equipment is the responsibility of the proprietor or authorized user.

H. The HemaCare R.N. will obtain lab samples as required and submit said samples to the appropriate Hospital personnel for Hospital processing.

I. Both Hospital and HemaCare shall comply with the current edition of FDA CFR, State of California, AABB Standards for Cellular Therapy for accreditation, and FACT-JACIE.

6. GENERAL. If provisions of this Amendment and the Prior Agreement conflict, the provisions of this Amendment shall prevail. Except as specifically amended herein, all terms and conditions of the Prior Agreement shall remain in full force and effect.

TENET HEALTHSYSTEM NORRIS, INC.,
A CALIFORNIA CORPORATION,
D/B/A USC/KENNETH NORRIS JR. CANCER HOSPITAL

By:	/s/ Debbie Walsh
Name:	Debbie Walsh
Title:	President/Chief Executive Officer
Date:	7/16/08

HEMACARE CORPORATION,
A CALIFORNIA CORPORATION

By:	/s/ Bob Chilton
Name:	Bob Chilton
Title:	EVP + CFO
Date:	7/16/08